Exhibit 5.1

GIBSON, DUNN & CRUTCHER LLP
LAWYERS
A REGISTERED LIMITED LIABILITY PARTNERSHIP
INCLUDING PROFESSIONAL CORPORATIONS

200 Park Avenue New York, New York 10166-0193
(212) 351-4000
www.gibsondunn.com

jmcananey@gibsondunn.com

October 31, 2002

Direct Dial	Client No.
(212) 351-4000	75127-00032
Fax No
(212) 351-4035

The Advisory Board Company
600 New Hampshire Avenue, N.W.
Washington, D.C. 20037

Re:	The Advisory Board Company - Registration Statement on Form S-1 (File No. 333-100736)

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1, File No. 333-100736 (the “Registration Statement”), of The Advisory Board Company, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the public offering by certain selling stockholders of up to 5,405,000 shares (including shares to cover the underwriters’ over-allotment options) of the Company’s Common Stock, par value $0.01 per share by (i) certain existing holders of Common Stock (the “Selling Stockholders”) and (ii) certain holders of options to purchase shares of Common Stock (the “Selling Optionholders”), which shares will be issued by the Company upon the exercise of options by such Selling Optionholders. The shares to be offered and sold by the Selling Stockholders and the Selling Optionholders are collectively referred to as the “Shares.”

     We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

LOS ANGELES      NEW YORK       WASHINGTON, D.C.      SAN FRANCISCO       PALO ALTO
LONDON       PARIS       MUNICH       ORANGE COUNTY       CENTURY CITY           DALLAS       DENVER

GIBSON, DUNN & CRUTCHER LLP

The Advisory Board Company
October 31, 2002

     Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that (i) the Shares to be sold by the Selling Stockholders have been validly issued and are fully paid and non-assessable, and (ii) the Shares to be sold by the Selling Optionholders, when issued against payment therefor, will be validly issued, fully paid and non-assessable.

     We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the United States of America and the General Corporation Law of the State of Delaware. In rendering this opinion, we assume no obligation to revise or supplement this opinion should current laws, or the interpretations thereof, be changed.

     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus which forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP

SRF/JKM